Exhibit 4.8

COMMON STOCK PURCHASE AGREEMENT

by and between

NORDIC AMERICAN OFFSHORE LTD.
and
AHTS HOLDCO LIMITED
and

SCORPIO OFFSHORE HOLDING INC.

___ April 2019

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) dated ___ April, 2019 effective as of _________________________, 2019 by and between NORDIC AMERICAN OFFSHORE LTD., a company incorporated in Bermuda (the “Company”), AHTS HOLDCO LIMITED, a company incorporated in Bermuda (the “Company Subsidiary”) and SCORPIO OFFSHORE HOLDING INC., a corporation incorporated in the Marshall Islands as purchaser (the “Purchaser”) for the purchase and sale of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).  The Company, the Company Subsidiary and the Purchaser shall collectively be referred to herein as the “Parties”.

WHEREAS, the Purchaser’s wholly-owned subsidiary set forth in Schedule A hereof (the “Owning Company”) owns one anchor handling tug supplier vessel as set out next to the name of the Owning Company in Schedule A (the “Vessel”); and

WHEREAS, the Purchaser has agreed to sell to the Company Subsidiary, being a wholly-owned subsidiary of the Company, 100% of the authorized, issued and outstanding share capital of the Owning Company in exchange for the Consideration (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Parties hereto agree as follows:

ARTICLE I
Obligation to Deliver Shares and Certain Definitions

Section 1.1     Certain Definitions.  As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Closing Date” shall mean _____ April 2019.

“Closing Date VWAP” shall mean the average of the daily VWAP of the Common Stock over the thirty (30) Trading Days immediately preceding 4 April 2019.

“Consideration” shall mean the number of shares of Common Stock calculated by using the Closing Date VWAP equal to the SPV Value.

“Deed of Amendment” shall mean the deed of amendment dated ___ April 2019 to the DVB Loan Agreement, made amongst inter alios DVB Bank as facility agent and security agent, Scorpio Baron Shipping Company Limited and Scorpio Brilliance Shipping Company Limited as borrowers under the DVB Loan Agreement, the Purchaser and the Company Subsidiary.

“DVB Bank” shall mean DVB Bank SE Nordic Branch.

“DVB Loan Agreement” shall mean the US$9,000,000 facility agreement dated 26 September 2017 as amended and supplemented from time to time and as amended and supplemented by the DVB Deed of Amendment and made amongst inter alios (i) Scorpio Baron Shipping Company Limited and Scorpio Brilliance Shipping Company Limited as joint and several borrowers, (ii) the banks and financial institutions listed in schedule 1 thereto as lenders and (iii) DVB Bank as facility agent and security agent.

“Reversal” shall mean:
(a)
subject to compliance with the provisions of the Companies Act 1981 of Bermuda, the buy back by the Company from the Purchaser of the number of shares of Common Stock in the Company transferred on the Closing Date; and

(b)	the sale and transfer of the 100% of the authorized, issued and outstanding share capital of the Owning Company by the Company Subsidiary to the Purchaser.

“Reversal Event” shall mean the occurrence of any of the events set out in clause 7.1(b) of the Deed of Amendment.

“SPV Value” shall mean the value attributed to the assets of Owning Company less the value of the outstanding debt under the DVB Loan Agreement plus all the receivables less all the payables, as set out in Schedule A hereto.

“Trading Day” shall mean any day on which trading in shares of Common Stock actually occurs on the Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE MKT, the NYSE Arca, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any successors to any of the foregoing), whichever is at the time the principal trading exchange or market for the Common Stock.

“VWAP” shall mean the daily volume weighted average price (based on a Trading Day from 9:30 a.m. to 4:00 p.m. (New York time)) of the Common Stock on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

ARTICLE II
Purchase and Sale of Common Stock
Section 2.1     Purchase and Sale of Common Stock.  Subject to the terms and conditions herein, on the Closing Date and in consideration of the transfer by the Purchaser of all of the authorized, issued and outstanding share capital of the Owning Company to the Company Subsidiary, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the number of shares of Common Stock (the respective number of shares to be purchased by the Purchaser is referred to herein as the “Shares”) equal to (i)  the SPV Value divided by (ii)  94% of Closing Date VWAP, rounded up the nearest whole share.

Section 2.2     Delivery of Shares.  The Company shall deliver all Shares on the Closing Date to the Purchaser pursuant to this Agreement by book entry notation.

Section 2.3     Closing.  Subject to the terms and conditions herein, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company, the Shares.  The purchase and sale of the Shares shall take place on the Closing Date at 18:00 pm Central European Time, or such other time and place as the Parties may mutually agree.

Section 2.4     Consideration.  The sufficiency of such consideration for the sale and purchase of the Shares is hereby acknowledged by the Parties.  The Parties agree that the Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from registration under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) afforded by Section 4(a)(2) of the Securities Act.

Section 2.5     Condition to the Purchase and Sale of Common Stock. The Owning Company shall be acquired by the Company Subsidiary free of any debts, other than as described in Schedule B of this Agreement, if applicable.

ARTICLE III
Representations and Warranties
Section 3.1     Representations and Warranties of the Company and the Company Subsidiary.  The Company and the Company Subsidiary, as applicable, hereby represent and warrant to the Purchaser, as of the date of this Agreement and the Closing Date, as follows:

(a)      Organization, Authorization, Good Standing and Power.  Each of the Company and the Company Subsidiary are duly incorporated or organized, validly existing and in good standing under the laws of Bermuda and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and, in the case of the Company, to issue and sell the Shares in accordance with the terms hereof.  The execution, delivery and performance of this Agreement by each of the Company and the Company Subsidiary and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company and the Company Subsidiary or their board of directors or stockholders is required.  This Agreement has been duly executed by the Company and the Company Subsidiary and when delivered by the Company and the Company Subsidiary in accordance with the terms hereof, this Agreement will constitute the legal, valid and binding obligations of the Company and the Company Subsidiary, enforceable against the Company and the Company Subsidiary in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

(b)      Good Standing.  The Company and its subsidiaries are duly qualified or licensed to transact business and are in good standing in all jurisdictions where the ownership or operation of their respective assets and properties or the conduct of their respective businesses requires such qualification, except to the extent that the failure to be so qualified or licensed or be in good standing would not materially affect the Company or its subsidiaries, taken as a whole.

(c)      Consents.  All corporate and other action, including the sending of all notices, filings and governmental or other consents and authorities for the Company and the Company Subsidiary to enter into and perform their obligations hereunder have been taken or obtained and, as of the date hereof, no further corporate or other action or governmental or other official consents or authorities are necessary for the performance by them of their obligations hereunder.
(d)      Issuance of Shares.  The Shares to be issued on the Closing Date, have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof and delivered by the Company, shall be validly issued and outstanding, fully paid and nonassessable and free and clear of all Liens and the holders shall be entitled to all rights accorded to a holder of Common Stock. As used in this Section 3.1(d) “Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, equity, claim, lease, license, charge, option, adverse right, right of first or last negotiation, offer or refusal, easement or transfer restriction of any kind or nature whatsoever, whether arising by agreement, operation of law or otherwise.
(e)      Private Placement.
(i) The Company has complied and will comply with all applicable federal and state securities laws and assuming the accuracy of the Purchaser’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchaser under this Agreement.

(ii) The Company has not engaged in any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (2) any seminar or meeting to which potential purchasers invited by any of the foregoing means of communications.

(f)      Registration Statement. The Company has timely filed or otherwise furnished (as applicable) all forms, reports, schedules, statements and documents required to be filed or furnished by it under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), (as have been supplemented, modified or amended since the time of filing so long as such supplement, modification or amendment has occurred prior to the date of this Agreement, collectively, the “Filed SEC Documents”).  As of their respective SEC filing dates, or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Filed SEC Documents (including all documents incorporated therein by reference) (i) did not (or with respect to Filed SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. As of the date of this Agreement, none of the Company’s subsidiaries is currently required to make any filings with the SEC.
(g)      Capitalization and Issuance of Shares.  The Company is authorized to issue 350 million shares of Common Stock and 50 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  As of the date hereof, (1) 7,374,034 shares of Common Stock are issued and outstanding, (2) no shares of Preferred Stock are issued and outstanding, and (3) 274,452 shares of Common Stock are held as treasury shares.  All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and not subject to preemptive rights.
(h)      Compliance with Laws. The Company and the Company Subsidiary, in all material respects, comply with all applicable laws affecting or related to the Company or the Company Subsidiary or any of their business, operations, assets or employees.  No investigation or review by any governmental authority with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened and no governmental authority has indicated an intention to conduct the same.
(i)      Brokers.  The Company agrees to indemnify and hold the Purchaser harmless against any liability for commissions, fees or other compensation in the nature of a broker’s or finder’s fee to any broker or other nature of a broker’s or finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability) for which the Company, or any of its employees or representatives, is responsible.
(j)      Reliance on Exemption.  The Company understands that the Shares are being offered and sold in reliance on a specific exemption from the registration requirement of federal and state securities laws and the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Company set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.
(k)      Regulatory and Related Matters.

(i)      The Company represents and warrants that, to the best of its knowledge, neither it nor any of its affiliates nor any of its or their directors, officers, agents, employees, representatives or any other similar person associated with or acting for or on behalf of the foregoing in connection with the transactions contemplated in this Agreement, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any government official, political party or official thereof or to any candidate for political office (or to any person where the Company, any of its affiliates or any of its directors, officers, agents, employees, representatives of any other similar person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, political party, party official or candidate for political office) for the purpose of:
(1)      influencing any act or decision of such government official, political party, party official or candidate in his or her official capacity; or
(2)      inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate; or

(3)      securing any improper advantage; or
(4)      inducing such government official, political party, party official or candidate to use his or her influence with any governmental authority to affect or influence any act or decision of such governmental authority, in order to assist the Company in obtaining or retaining business, the transactions contemplated by this Agreement or any of the investments relevant to the arrangements contemplated by this Agreement.

(ii)      The Company warrants and undertakes that:
(1)      it will not, and will procure that its subsidiaries will not, engage in any activity, practice or conduct which would constitute a breach of any applicable law or convention relating to the prevention of bribery and corruption including, but not limited to: (A) the UK Bribery Act 2010 (the "Bribery Act"); (B) the United States Foreign Corrupt Practices Act of 1977 (as amended); and (C) the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries;

(2)      it has and will maintain in place throughout the Indemnification Period adequate procedures designed to prevent the Company or any of its subsidiaries or any of their respective directors, officers, employees, agents or other persons acting on the behalf of any of the foregoing, from undertaking any conduct that would give rise to an offence under the Bribery Act (as each such term is defined in the Bribery Act); and

(3)      it and each of its subsidiaries has not violated and it and each of its subsidiaries will not violate in any material respect any applicable law or regulation in connection with this Agreement or in connection with the carrying on of its business (including, without limitation, the US Foreign Account Tax Compliance Act and the US Foreign Corrupt Practices Act).

Section 3.2     Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the date of this Agreement and the Closing Date, as follows:

(a)      Organization, Authorization, Good Standing and Power.  The Purchaser is an entity duly incorporated or organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands.  The Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Shares being sold to it hereunder.  The execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of the Purchaser or its board of directors, or stockholders, as the case may be, is required.  This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms.
(b)      Assets of the Owning Company. The Vessel is legally and beneficially owned by the Owning Company and, where capable of possession, in the possession or under the control of the Owning Company. The Vessel is secured by a first preferred mortgage granted by the Owning Company in favor of DVB Bank as security under the DVB Loan Agreement.
(c)       Existing Facility. The Owning Company is a borrower under the DVB Loan Agreement. The transfer of the Owning Company to the Company Subsidiary is permitted under the terms of the DVB Loan Agreement.

(d)      Acquisition for Investment.  The Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with a distribution.  The Purchaser does not have an arrangement (whether or not legally binding) to effect any distribution of the Shares to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with federal and state securities laws applicable to such disposition, including without limitation under a registration statement and a selling shareholder prospectus supplement naming the Purchaser therein.  It understands that the Shares have not been registered under the Securities Act by reason of specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.  It acknowledges that the Company may place restrictive legends on, and stop transfer orders against, the certificates representing the Shares being acquired by it.
(e)      Status of Purchaser.  The Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.  The Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and the Purchaser is not a broker-dealer.

(f)      No General Solicitation.  The Purchaser is not purchasing the Shares and the Shares were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.
(g)      Access to Information.  The Purchaser acknowledges that it has had the opportunity to review publicly available filings and exhibits thereto of the Company filed with the U.S. Securities and Exchange Commission and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the sale of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  The Purchaser further acknowledges and agrees that except for the representations and warranties set forth in this Agreement, the Company has not made any representation or warranty, express or implied, of any nature whatsoever concerning the Shares or the Company.  The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares.
(h)      Brokers. The Purchaser agrees to indemnify and hold the Company harmless against any liability for commissions, fees or other compensation in the nature of a broker’s or finder’s fee to any broker or other nature of a broker’s or finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability) for which the Purchaser, or any of its employees or representatives, is responsible.
(i)      Reliance on Exemption.  The Purchaser understands that the Shares are being offered and sold in reliance on a specific exemption from the registration requirement of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

ARTICLE IV
Covenants and Registration
Section 4.1     Covenants of the Company and the Company Subsidiary.  The Company and the Company Subsidiary, as applicable, covenant with the Purchaser as follows, which covenants are for the benefit of the Purchaser and its permitted assignees.
(a)       Availability of Information. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Shares to the public without registration, the Company shall:

(i)      make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(ii)      use its commercially reasonable best efforts to file with the United States Securities and Exchange Commission (the “SEC”) in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(iii)      so long as the Purchaser owns any Shares, furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to the Purchaser forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished with the SEC or take any other action as the Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing the Purchaser to sell the Shares without registration.

(b)      Listing.  The Company shall cause the Shares to be listed on the New York Stock Exchange or such other national securities exchange on which the Shares are then listed prior to issuance.

(c)      Payments.
(i)      No part of any payments received by the Company, directly or indirectly from the Purchaser or in connection with this Agreement, if any, will be used for any purpose which would cause a violation of any applicable laws and regulations.
(ii)      Any payments under this Agreement, if any, will be made by cheque or bank transfer and no payments will be made in cash or bearer instruments. No payments under this Agreement will be made to a third party, instead all payments will be made in the place where the Company or, as the case may be, the Purchaser resides or performs the relevant services.
(d)      Payments to Government Officials.  The Company undertakes that it will not and will not knowingly permit any affiliates or any of its or their directors, officers, agents, employees, representatives or any other similar person associated with or acting on behalf of the foregoing to offer, pay, promise to pay, or authorize the payment of any money, or offer, give a promise to give, or authorize the giving of anything of value, to any government official, political party or official thereof or to any candidate for political office (or to any person where the Company or its affiliates or any of their directors, officers, agents, employees, representatives or other similar person knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official, political party, party official or candidate for political office) for the purposes specified herein or in Section 3.1(j).
(e)      Undertakings of the Company and the Company Subsidiary in relation to the Reversal.  If the Purchaser shall notify the Company and the Company Subsidiary that a Reversal Event has occurred, the Company shall, and shall procure that the Company Subsidiary shall, and the Company Subsidiary shall:
(i)      take all the necessary steps and actions required in order that the Reversal is completed within three (3) Business Days of receipt of such notification;
(ii)      promptly execute and deliver any notices, transfers, documents or deeds required by the Purchaser or otherwise necessary under applicable law or as reasonably requested by DVB Bank in order to effect the Reversal.

Section 4.2     Covenants of the Purchaser.  The Purchaser covenants with the Company as follows, which covenants are for the benefit of the Company and its permitted assignees.

(a)      Compliance with Laws. The Purchaser covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws or pursuant to the Reversal.

(b)      Short Sales After The Date Hereof. The Purchaser shall not, and shall cause its trading affiliates not to, engage, directly or indirectly, in any short-sale transactions in the Company’s securities during the period from the date hereof until the 180th day following the Closing Date.
(c)      Purchaser’s Undertakings in relation to the Reversal.  If a Reversal Event has occurred the Purchaser shall:
(i)      immediately notify the Company and the Company Subsidiary that the Reversal Event has occurred and that the Reversal must be completed within fourteen (14) days of receipt of such notification;
(ii)      take all the necessary steps and actions, and promptly execute and deliver any notices, transfers, documents or deeds required by the Company or otherwise necessary under applicable law or as reasonably requested by DVB Bank in order to effect the Reversal.

ARTICLE V
Indemnification

From and after the Closing Date until the twelve (12) month anniversary of the Closing Date, (such period the “Indemnification Period”) the Company hereby agrees to indemnify and hold the Purchaser, and its directors, officers, employees, affiliates, stockholders, members, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all direct losses. liabilities, claims, costs, damages, demands, charges and expenses (including legal expenses but excluding any consequential, incidental, or indirect damages of any nature whatsoever) suffered or incurred by the Purchaser Indemnified Parties arising from, relating to or otherwise in connection with:

(i)      any breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement, the result of which taken in the aggregate could negatively impact the sale of the Shares by the Purchaser or frustrate the intent or purpose of any provision of this Agreement without giving effect to any materiality threshold or qualifier contained therein when determining such losses, liabilities, claims, costs, damages, charges and expenses (but, for the avoidance of doubt, such qualifiers shall be given full force and effect when determining whether any breach or inaccuracy has occurred or when otherwise determining whether a claim may be brought hereunder); and

(ii)      any breach of or failure to perform any covenant or agreement of the Company contained in this Agreement required to be performed or complied with, the result of which taken in the aggregate could negatively impact the sale of the Shares by the Purchaser or frustrate the intent or purpose of any provision of this Agreement provided, however, that the Indemnification Period shall not include any period during which the Purchaser does not own Shares.  The absolute limit on the Company’s liability hereunder shall be the SPV Value.
The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, the Closing Date with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition in this Agreement pursuant to the terms of this Agreement based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, shall not affect the right to indemnification based on such representations, warranties, covenants and agreements.

ARTICLE VI
Transfer Restrictions
Section 6.1     Legend.  Each certificate representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL PROVIDED BY THE TRANSFEROR OR TRANSFEREE OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

Section 6.2     Removal of Legends. The Company agrees that, commencing upon the one (1) year anniversary of the issuance of the Shares, upon the request of the Purchaser and delivery of (i) the representation of the Purchaser that it is not an affiliate of the Company, and (ii) the surrender of the original certificate evidencing Shares, if any, the Company will promptly instruct its transfer agent to remove any restrictive legend from the Shares and, if applicable, issue new shares certificates evidencing the Shares not bearing a restrictive legend.

ARTICLE VII
Miscellaneous
Section 7.1     Fees and Expenses.  Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

Section 7.2     Survival.  The representations and warranties made in Article III herein shall survive the date of execution of this Agreement for a period of three (3) years. For the avoidance of doubt, the Indemnification rights as provided in Article V herein shall survive from and after the Closing Date until the twelve (12) month anniversary of the Closing Date.

Section 7.3     Specific Enforcement, Consent to Jurisdiction.

(a)      The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)      Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.3 shall affect or limit any right to serve process in any other manner permitted by law.
Section 7.4     Amendment.  No provision of this Agreement may be amended, discharged or terminated other than by a written instrument signed by the Company and the Purchaser, and no provision hereof may be waived other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

Section 7.5     Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon delivery by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:
If to the Company:	Nordic American Offshore Ltd. LOM Building 27 Reid Street Hamilton HM 11 Bermuda

If to the Company Subsidiary:	AHTS Holdco Limited c/o Nordic American Offshore Ltd. LOM Building 27 Reid Street Hamilton HM 11 Bermuda

If to the Purchaser:	Scorpio Offshore Holding Inc. c/o Scorpio Commercial Management s.a.m. Le Millenium 9 Boulevard Charles III MC 98000 Monaco FAO: Legal Department

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

Section 7.6     Waivers.  No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.7     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.  Notwithstanding the foregoing, this Agreement may not be transferred or assigned by the Company without the prior written consent of the Purchaser.

Section 7.8     No Third Party Beneficiaries.  This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person except DVB Bank.

Section 7.9     Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 7.10     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or PDF, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

Section 7.11     Limit on Liability.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE COMPANY HAS NOT MADE AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER CONCERNING THE SHARES OR THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO ANY OTHER PARTY UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY LOSS OF PROFIT OR ANTICIPATORY PROFITS, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

Section 7.12     Severability.  The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.13     Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

Section 7.14     Further Assurances.  From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Parties shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the transactions contemplated thereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized person as of the date first above written.
COMPANY
NORDIC AMERICAN OFFSHORE LTD.

By:
Name:	Cameron Mackey
Title:	Chief Operating Officer

COMPANY SUBSIDIARY

AHTS HOLDCO LIMITED

By:
Name:	Cameron Mackey
Title:	Secretary

PURCHASER

SCORPIO OFFSHORE HOLDING INC.

By:
Name:	Robert Bugbee
Title:	Director